EXHIBIT 99.1
Issued — April 3rd 2006, London, UK, Philadelphia, US and San Francisco, CA.
GlaxoSmithKline and Sirna Therapeutics Announce Major Alliance in
RNAi -Based Therapeutics for Respiratory Disease
GlaxoSmithKline (NYSE: GSK) and Sirna Therapeutics, Inc. (Nasdaq: RNAi) today announced that they are forming an exclusive multi-year strategic alliance focused on discovery, development and commercialisation of novel RNA interference (RNAi)-based therapeutics for respiratory diseases. The alliance combines Sirna’s extensive expertise in short interfering RNA (siRNA) chemistry and biology with GSK’s industry leading capabilities in the development and commercialisation of novel therapies for respiratory diseases.
Sirna will receive an initial payment of $12 million, made up as cash and purchase of Sirna common stock, priced at $8.36 per share. Under the agreement, Sirna may also receive milestone payments in excess of $700 million for collaboration and clinical development events, as well as royalties on worldwide sales of products which successfully result from the alliance. In addition, Sirna will be eligible to receive contract manufacturing revenues.
“By combining GSK’s pulmonary drug delivery expertise with Sirna’s advanced application of RNAi technology, this alliance will expedite the development of novel therapeutics with potential use in a number of respiratory diseases such as asthma and COPD,” said Dr. Garth Rapeport, Senior Vice President, Respiratory & Inflammation CEDD, at GSK. “We recognise Sirna’s leadership in the area of RNAi-based therapeutics and hope for the potential benefits this research will bring to patients.”
Under the terms of the agreement, Sirna will provide GSK optimised and formulated siRNAs against Sirna and GSK targets. GSK will assume all responsibility for the further preclinical and clinical development of these compounds as well as worldwide commercialisation of products resulting from the alliance.
“This collaboration is an extraordinary opportunity for us to work with GSK, the world’s second largest pharmaceutical company, to develop important new medicines to treat patients with serious respiratory diseases,” stated Howard W. Robin, President and CEO of Sirna Therapeutics. “With this collaboration, Sirna continues to successfully execute our strategy to ally selected therapeutic programs or drug targets with pharmaceutical companies that lead the industry in their respective markets.”

Sirna will conduct a live audio webcast conference call to discuss this alliance on April 3, 2006 at 8:30 am ET. To participate over the Internet, go to www.sirna.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. To access the live telephonic broadcast, domestic callers should dial (877) 502-9272; international callers may dial (913) 981-5581.
An audio webcast replay will be available on Sirna’s web site, www.sirna.com, for 30 days. Additionally, a telephonic replay of the call will be maintained through midnight, Monday, April 17, 2006. To access the replay, please dial (888) 203-1112 from the U.S. or (719) 457-0820 when calling internationally, using confirmation code 8943556.
About GSK
GlaxoSmithKline — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer.
About Sirna Therapeutics
Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington’s disease, diabetes and oncology. Sirna Therapeutics completed its Phase 1 clinical trial for Sirna-027 in AMD in 2005 and with its strategic partner, Allergan, Inc., will move Sirna-027 into Phase 2 clinical trials in 2006. Sirna has selected a clinical compound for hepatitis C virus, Sirna-034, which the Company plans to bring into Phase 1 clinical trials by the end of 2006. Sirna has established an exclusive multi-year strategic alliance with GlaxoSmithKline for the development of siRNA compounds for the treatment of respiratory diseases. Sirna has a leading intellectual property portfolio in RNAi covering over 250 mammalian gene and viral targets and over 175 issued or pending patents covering other major aspects of RNAi technology. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.
About RNA interference
RNA interference (RNAi) is a natural, selective process for turning off genes. RNAi is triggered by short interfering RNA (siRNA) molecules that engage a group of cellular proteins, known as RISC (RNA induced silencing complex). The RISC guides the siRNA to its target messenger RNA (mRNA, the messenger between DNA and proteins) by complementary base pairing for the targeted break-up of the mRNA thus halting protein expression or viral replication. The RISC-siRNA-complex binds and cleaves multiple mRNA molecules in a catalytic fashion.

GSK Enquiries:

UK Media enquiries:	Philip Thomson Chris Hunter-Ward Alice Hunt	(020) 8047 5502 (020) 8047 5502 (020) 8047 5502

US Media enquiries:	Nancy Pekarek Mary Anne Rhyne Patricia Seif	(215) 751 7709 (919) 483 2839 (215) 751 7709

European Analyst/Investor enquiries:	Duncan Learmouth Anita Kidgell Jen Hill David Mawdsley	(020) 8047 5540 (020) 8047 5542 (020) 8047 5543 (020) 8047 5564

US Analyst/ Investor enquiries:	Frank Murdolo Tom Curry	(215) 751 7002 (215) 751 5419

Sirna Therapeutics Inc:

Media enquiries:	Rebecca Galler Robison	(303) 449 6500

McKinney Chicago

Media enquiries:	Alan Zachary	(312) 944 6784 x316
GSK Cautionary statement regarding forward-looking statements
Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this [Announcement], are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the Operating and Financial Review and Prospects in the company’s Annual Report on Form 20-F for 2005.
SIRNA Safe Harbor Statement
Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. Sirna currently does not have any clinical drug candidates for the treatment of respiratory diseases. Sirna’s ability to obtain milestone and royalty payments in its partnerships requires advancing programs that are still at a relatively early stage, are highly contingent upon future successes, and are subject to significant risks and unknowns. Additional risks and uncertainties include Sirna’s early stage of development and short operating history, Sirna’s history and expectation of losses and need to raise capital, the rate at which Sirna uses cash, the timing of receipt of development milestone payments from collaborating partners, Sirna’s need to obtain clinical validation and regulatory approval for products, Sirna’s need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna’s need to attract and retain qualified personnel, Sirna’s need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna’s common stock, Sirna’s concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.